Exhibit 99.1

NEWS

One Horizon Group Announces Voluntary Delisting from NASDAQ

MIAMI – February 26, 2019 – One Horizon Group, Inc. (NASDAQ: OHGI) (the “Company”) today announced that it has notified The Nasdaq Stock Market LLC (“NASDAQ”) of its intent to withdraw its common stock, par value $0.0001 per share, from listing on the NASDAQ Capital Market. The Company intends to file with the Securities and Exchange Commission, and with NASDAQ, a Form 25 relating to the delisting of its common stock on March 8, 2019. It is anticipated that the delisting will become effective on March 18, 2019, 10 days after filing the Form 25. The Company intends to file an application to have its common stock quoted on the OTCQB tier of the OTC Markets. The Company does not expect the transition to the OTCQB to affect the Company’s business operations.

On May 10, 2018, the Company received notice from NASDAQ indicating that the Company’s common stock did not meet the minimum closing bid price required to maintain continued listing on The NASDAQ Capital Market. Consistent with the the NASDAQ Listing Rules, we received two 180-day grace periods to regain compliance. The second grace period is set to expire on May 6, 2019.

During subsequent interactions between the Company and NASDAQ, it became apparent that NASDAQ may make a finding of noncompliance with the stockholder approval requirements of NASDAQ Listing Rule 5635 and may initiate delisting proceedings against the Company.

As a result of the foregoing, the Company made the decision to voluntarily terminate its listing.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business and Horizon Secure Messaging, an Asia-based secure messaging business. The Company also holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full-service digital media and television production company.

For more information, see http://www.onehorizoninc.com/

Darrow Associates Contacts for One Horizon Group, Inc.

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com